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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment)

American Residential Properties, Inc
(Name of Issuer)

Ordinary Shares
(Title of Class of Securities)

02927E303
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
	xRule 13d-1(b)
	 Rule 13d-1(c)
	 Rule 13d-1(d)


1. NAME OF REPORTING PERSONS
	CBRE Clarion Securities, LLC

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	Not Applicable

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
	Organized in the state of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

	 565,597

6. SHARED VOTING POWER

	 0

7. SOLE DISPOSITIVE POWER

	 1,009,397

8. SHARED DISPOSITIVE POWER

	 0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	 1,009,397

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	3.13%

12. TYPE OF REPORTING PERSON

	IA

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Item 1(a). Name of Issuer:
American Residential Properties, Inc

Item 1(b). Address of Issuer's Principal Executive Offices:
7047 EAST GREENWAY PARKWAY, SUITE 350

SCOTTSDALE, ARIZONA 85254

Item 2(a). Name of Person Filing:
CBRE Clarion Securities, LLC

Item 2(b). Address of Principal Business Office or, if None, Residence:
CBRE Clarion Securities, LLC
201 King of Prussia Road
Suite 600
Radnor, PA 19087

Item 2(c). Citizenship:
See item 4 on Page 2

Item 2(d). Title of Class of Securities:
Ordinary Shares

Item 2(e). CUSIP Number:
02927E303

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
or (c), check whether the person filing is a:
(Not Applicable)
(a)  	Broker or dealer registered under Section 15 of the Securities Exchange
	Act of 1934, as amended (the "Exchange Act");
(b)  	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)  	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)  	Investment company registered under Section 8 of the Investment Company
	Act of 1940, as amended (the "Investment Company Act");
(e) x	Investment adviser in accordance with Rule 13d 1(b)(1)(ii)(E) under the
	Exchange Act;
(f)  	Employee benefit plan or endowment fund in accordance with
	Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;
(g)  	Parent holding company or control person in accordance with
	Rule 13d-1(b)(ii)(G) under the Exchange Act;
(h)  	Savings association as defined in Section 3(b) of the Federal Deposit
	Insurance Act;
(i)  	Church plan that is excluded from the definition of an investment company
	under Section 3(c)(14) of the Investment Company Act;
(j)  	Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

Item 4.	Ownership.
(a) Amount beneficially owned:
	See item 9 on Page 2

(b) Percent of class:
	See item 11 on Page 2

(c) Number of shares as to which such person has:
 	(i)	Sole power to vote or to direct the vote:
 	See item 5 on Page 2

 	(ii)	Shared power to vote or to direct the vote:
 	See item 6 on Page 2

 	(iii)	Sole power to dispose or to direct the disposition of:
 	See item 7 on Page 2

 	(iv)	Shared power to dispose or to direct the disposition of:
 	See item 8 on Page 2

Item 5.	Ownership of Five Percent or Less of a Class.
Yes

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group.
Not Applicable

Item 9.	Notice of Dissolution of Group.
Not Applicable

Item 10. Certification.
By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



CBRE CLARION SECURITIES, LLC.


By:

/s/ Robert S Tull
(Signature)

Robert S Tull
Chief Compliance Officer
(Name/Title)